Exhibit 10.1

BUZZ HOLDINGS L.P.

A Delaware Limited Partnership

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of [_______], 2021

THE LIMITED PARTNERSHIP UNITS EVIDENCED BY THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED PARTNERSHIP UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. PURCHASERS OF LIMITED PARTNERSHIP UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

BUZZ HOLDINGS L.P.

A Delaware Limited Partnership

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Buzz Holdings L.P. (the “Partnership”), dated and effective as of [_______], 2021, is adopted by, and executed and agreed to, for good and valuable consideration, by and among Bumble Inc., a Delaware corporation, as General Partner (as defined below), the Blackstone Limited Partner (as defined below), the Founder Limited Partner (as defined below), the Management Limited Partners (as defined below) and each other Person who becomes a Partner in accordance with the terms of this Agreement.

BACKGROUND

1. On October 28, 2019, the Partnership was formed by the filing of the certificate of limited partnership (the “Certificate of Limited Partnership”) with the office of the Secretary of State of Delaware and the execution of the Limited Partnership Agreement of the Partnership, dated as of October 28, 2019 (the “Original Agreement”).

2. On January 29, 2020, the Original Agreement was amended and restated (the “Prior Agreement”).

3. Substantially concurrently with the effectiveness of this Agreement, (i) the Partnership and/or its Affiliates, including the General Partner, are undertaking certain Offering Transactions and Reorganization Transactions in connection with the initial underwritten public offering of shares of Class A common stock of the General Partner (the “IPO”), including (w) the Transfer of all General Partner Units (as defined in the Prior Agreement) by Buzz Holdings GP L.L.C., a Delaware limited liability company, as the prior general partner of the Partnership (the “Prior General Partner”) to Bumble Inc., a Delaware corporation, and the admission of Bumble Inc. as the General Partner of the Partnership, (x) the Reclassification, (y) the Reverse Unit Split, and (z) the IPO Common Unit Issuance.

4. Pursuant to Section 2.10(a)(vi) and (ix) of the Prior Agreement, the Prior General Partner was permitted to form a parent holding company that would be treated as a corporation for U.S. federal income tax purposes and whose primary asset would consist of assets in the Partnership, which parent holding company would be the IPO Corporation (as defined in the Prior Agreement) and would control the Partnership following an IPO (as defined in the Prior Agreement), and take such other steps as the Prior General Partner deemed reasonably necessary, advisable or convenient, including by amending the Prior Agreement, to create a suitable vehicle for an IPO (as defined in the Prior Agreement).

5. Pursuant to Section 6.4(f) of the Prior Agreement, the Prior General Partner was permitted to Transfer (in whole or in part) its General Partner Units (as defined in the Prior Agreement) to any Permitted Transferee of the Blackstone Limited Partner, in its sole discretion; provided that any such Person would agree to be bound by the terms of this Agreement and complied with the provisions of Section 6.4(b) of the Prior Agreement, and any such transferee would be a Substitute Partner of the Prior General Partner and would automatically and simultaneously with such Transfer be appointed and admitted as the General Partner of the Partnership.

6. The Prior General Partner and Affiliates thereof caused the formation of the General Partner in order to control the Partnership following the IPO and in connection therewith, the Prior General Partner Transferred all of its General Partner Units to the General Partner, a Permitted Transferee of the Blackstone Limited Partner.

7. Pursuant to Section 6.4(f) of the Prior Agreement, Bumble Inc., by its execution and delivery of this Agreement, is hereby admitted to the Partnership as General Partner, and in such capacity shall have the rights and obligations as provided in this Agreement.

8. Each of the General Partner and each other Person identified as a Partner on the Unit Register as of the date hereof, which together constitute all of the Partners of the Partnership, hereby desires to amend and restate the Prior Agreement, including to give effect to certain Offering Transactions and Reorganization Transactions undertaken in connection with the IPO.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Revised Uniform Limited Partnership Act, Title 6, Delaware Code, §§ 17-101, et seq., as it may be amended from time to time.

“Additional Partner” means any Person that has been admitted to the Partnership as a Partner pursuant to Section 6.3 by virtue of having received Partnership Interests from the Partnership and not from any other Partner or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Sections 1.704-2(i)(5) and 1.704-2(g); and

(ii) increase such deficit by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” when used with reference to another Person means any Person (other than the Partnership or its Subsidiaries, except when such other Person is the Partnership or any of its Subsidiaries), directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such other Person; provided, however, that notwithstanding the foregoing, an Affiliate of a Person shall not include any Portfolio Companies of such Person or its Affiliates. For the avoidance of doubt, the Partnership and its Subsidiaries shall not be deemed to be Affiliates of any Partner or their Affiliates.

“Affiliated Institution” means with respect to any Covered Person, any investment fund, institutional investor or other financial intermediary with which such Covered Person or Partner is Affiliated or of which such Covered Person is a member, partner or employee.

“Affiliated Persons” has the meaning set forth in Section 3.7(c)(i)(B).

“Agreement” has the meaning set forth in the preamble above.

“AIFMD” means the EU Alternative Investment Fund Managers Directive 2011/61/EU, for the time being in force.

“AIFMD Implementing Measures” means the Level 2 Delegated Regulation 231/2013 and the national implementing measures which transpose the AIFMD (including Articles 26-30 thereof) in the relevant EU jurisdiction(s), for the time being in force.

“Assignee” means any transferee to which a Partner or another Assignee has transferred its interest in the Partnership in accordance with Article V.

“Assumed Income Tax Rate” means the highest effective combined marginal U.S. federal, state and local income tax rate applicable to an individual or corporation that is resident in New York City (whichever is higher) for such taxable year (taking into account the net investment income tax under Section 1411 of the Code, to the extent applicable), taking into account the character (long-term capital gain, qualified dividend income, tax exempt income, etc.) of the taxable income in question.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its sole discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its sole discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Blackstone Anchor” means any Permitted Transferee as of the date hereof of a Blackstone Initial Limited Partner.

“Blackstone Initial Limited Partners” means, collectively, Blackstone Buzz Holdings L.P., Blackstone Tactical Opportunities Fund – FD L.P. and Blackstone Family Investment Partnership – Growth ESC L.P.

“Blackstone Limited Partner” means, collectively, the Blackstone Initial Limited Partners and any Subsequent Transferee of a Blackstone Initial Limited Partners (unless the Blackstone Limited Partner notifies the General Partner prior to any Transfer that such Subsequent Transferee shall not be a Blackstone Limited Partner, in which case such Person shall be deemed a Limited Partner) and any Affiliate of the Blackstone Limited Partner who becomes a Limited Partner in accordance with the provisions of this Agreement; provided that, for the avoidance of doubt, none of Bumble Inc., its subsidiaries or their respective successors or assigns shall be treated as a “Blackstone Limited Partner.” In the event that the Blackstone Limited Partner refers to multiple Persons, any action required or permitted to be taken or determination required or permitted to be made by the Blackstone Limited Partner shall require the approval of either (i) the Blackstone Majority Holders or (ii) the Person appointed in writing by the Blackstone Majority Holders to take such actions.

“Blackstone Majority Holders” means the Person or Persons holding a majority of (a) the Common Units or Common Stock owned or subsequently acquired by the Blackstone Limited Partner and (b) any securities issued or issuable directly or indirectly with respect to the securities referred to in clause (a) in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization, or by way of stock split, stock dividend or other distribution in respect of such securities.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means, with respect to any Partner, the account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be added such Partner’s Capital Contributions, such Partner’s share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Section 5.4(c) hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) To each Partner’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.4(c) hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

(f) Notwithstanding anything to the contrary, in determining the Capital Accounts of the Partners, the General Partner may make such allocations as it deems necessary to give economic effect to the provisions of this Agreement.

“Capital Contribution” means, with respect to any Partner, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed from time to time to the Partnership by such Partner.

“Certificate of Limited Partnership” has the meaning set forth in the preamble above.

“Change of Control” means the occurrence of (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of either of the General Partner or the Partnership and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than (x) the Blackstone Anchor, and its Affiliates or Portfolio Companies, (y) any person or group who becomes an Affiliate of the Blackstone Anchor or its Affiliates immediately following and in connection with such transaction(s) or (z) is controlled by or under common control of the Blackstone Anchor or its Affiliates or (ii) any person or group, other than the Blackstone Anchor and its Affiliates or Portfolio Companies, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act) or economic owner, directly or indirectly, of more than 50% of the outstanding equity securities of the Partnership, or equity securities of the Partnership entitled to more than 50% of the value of the assets or proceeds that would be distributed to the Partners in connection with a liquidation, dissolution or winding up of the Partnership or voluntary filing for bankruptcy (had such a transaction occurred), including, in each case, by way of merger, consolidation or otherwise.

“Claims and Expenses” has the meaning set forth in Section 8.4.

“Class A Units” means the partnership interests of the Partnership designated as “Class A Units” under the Prior Agreement and having the rights, preferences and privileges set forth in the Prior Agreement.

“Class B Units” means the limited partnership interest of the Partnership designated as “Class B Units” under the Prior Agreement and having the rights, preferences and privileges set forth in the Prior Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Common Stock” means the Class A common stock of the General Partner.

“Common Units” means the partnership interests of the Partnership designated as “Common Units” and having the rights, preferences and privileges set forth in, and subject to, this Agreement.

“Control” when used with reference to any Person means the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral); and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Corporate Opportunity” has the meaning set forth in Section 3.7(c).

“Covered Person” means (a) each Officer, each Limited Partner, the General Partner (including any additional or substitute General Partner), the Partnership Representative, and the Designated Individual, in each case solely in his, her or its capacity as such and each such Person’s successors, heirs, estate or legal representatives, (b) any Person that is required to be indemnified by the General Partner as an “indemnitee” in accordance with the certificate of incorporation and/or the bylaws of the General Partner as in effect from time to time, (c) any officer or director of the General Partner or any additional or substitute General Partner who is or was serving at the request of the General Partner or any additional or substitute General Partner as an officer, director, employee, member, Partnership Representative, Designated Individual, agent, fiduciary or trustee of another Person; provided, that a Person shall not be a Covered Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (any Officer or other Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (d) any Affiliated Person of the Blackstone Limited Partner or the General Partner and any Affiliates of the Partnership Representative or Designated Individual (as applicable), (e) any Person of which the Blackstone Limited Partner, the General Partner or their Affiliated Persons is an officer, director, manager, shareholder, partner, member, employee, representative or agent, and (f) any Person who is an Affiliate, officer, director, manager, shareholder, partner, member, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b), (c), (d), (e) and (f) whether or not such Person continues to have the applicable status referred to in such clauses.

“Deemed Unit Price” means the economic equivalent of a “strike” price associated with Incentive Units upon issuance, in order to adjust for an increase in the value of the Incentive Units, as determined by the General Partner and reflected in an applicable consulting or employment agreement, subscription agreement, or other agreement with the Partnership and a Partner. If no Deemed Unit Price is specified in such an agreement, then the Deemed Unit Price will be equal to zero.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Designated Individual” has the meaning set forth in Section 7.3(c).

“Disabling Conduct” means, in respect of any Person, an act or omission (a) that is a criminal act by such Person, (b) that constitutes fraud or bad faith by such Person, (c) that constitutes a material breach of this Agreement by such Person, or (d) that results in a violation of any U.S. federal securities laws by such Person, the violation of which has a material adverse effect on the Partnership’s business or affairs.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Incentive Plan” means the Bumble Inc. 2021 Omnibus Incentive Plan, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among, inter alios, the General Partner, the Limited Partners party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Common Units for shares of Common Stock of the General Partner pursuant to, and in accordance with, the Exchange Agreement or, if the General Partner and the exchanging Partner shall mutually agree, a Transfer of Common Units to the General Partner, the Partnership or any of their Subsidiaries for shares of Common Stock of the General Partner or other consideration otherwise than pursuant to, and in accordance with, the Exchange Agreement.

“Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Founder” means Whitney Wolfe Herd.

“Founder Affiliated Persons” has the meaning set forth in Section 3.7(c)(i)(C).

“Founder Agreement” means the Founder Agreement, dated as of November 8, 2019, between the Partnership and Founder.

“Founder Limited Partner” means Beehive Holdings III, LP, or a Subsequent Transferee of Beehive Holdings III, LP (unless the Founder Limited Partner notifies the General Partner prior to any Transfer that such Subsequent Transferee shall not be a Founder Limited Partner, in which case such Person shall be deemed a Limited Partner) and any Affiliate of the Founder Limited Partner who becomes a Limited Partner in accordance with the provisions of this Agreement. In the event that the Founder Limited Partner refers to multiple Persons, any action required or permitted to be taken or determination required or permitted to be made by the Founder Limited Partner shall require the approval of either (i) the Founder Majority Holders or (ii) the Person appointed in writing by the Founder Majority Holders to take such actions.

“Founder Majority Holders” means the Person or Persons holding a majority of (a) the Common Units or Common Stock owned or subsequently acquired by Beehive Holdings III, LP and (b) any securities issued or issuable directly or indirectly with respect to the securities referred to in clause (a) in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization, or by way of stock split, stock dividend or other distribution in respect of such securities.

“General Partner” has the meaning set forth in Section 2.9(a).

“General Partner Affiliated Persons” has the meaning set forth in Section 3.7(c)(i)(B).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution, as determined by the contributing Partner and the Partnership.

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

(i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the General Partner.

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition of Gross Asset Value, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Incentive Unit Award Agreement” means an Incentive Unit Award Agreement or Incentive Unit Subscription Agreement, as applicable, between the Partnership (including as successor to the Management Aggregator) and one or more Management Limited Partners, in a form approved by the General Partner, as it may be amended or supplemented from time to time.

“Incentive Unit Exchange” has the meaning set forth in Section 6.4(e).

“Incentive Unit Exchange Rate” means, at any time, the quotient of (a) the excess of (x) the Per Common Unit Equity Value on the date of the Incentive Unit Exchange over (y) the sum of the Participation Threshold applicable to such Incentive Unit and the amount of any Tax Distributions made in respect of the applicable Incentive Unit prior to it becoming a Participating Incentive Unit, divided by (b) the Per Common Unit Equity Value on the date of the Incentive Unit Exchange; provided that if the number determined by the foregoing calculation is a negative number, the Incentive Unit Exchange Rate shall be deemed to be zero (0).

“Incentive Units” means the partnership interests of the Partnership designated as “Incentive Units” and having the rights, preferences and privileges set forth in, and subject to, this Agreement.

“Initial Capital Contribution” has the meaning set forth in Section 5.1.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Investor Unit Subscription Agreement” means an Investor Unit Subscription Agreement between the Partnership and one or more Limited Partners (other than Management Limited Partners), in a form approved by the General Partner, as it may be amended or supplemented from time to time.

“IPO” has the meaning set forth in the preamble above.

“IPO Common Unit Issuance” means the issuance of Common Units undertaken in connection with the IPO.

“Limited Partner” means each Person admitted as a limited partner of the Partnership, which limited partner shall be listed in the Unit Register, and shall include its successors and permitted assigns to the extent admitted to the Partnership as a limited partner in accordance with the terms hereof, in their capacities as limited partners of the Partnership, and shall exclude any Person that ceases to be a Partner in accordance with the terms hereof. For the avoidance of doubt, all partnership interests in the Partnership owned by the General Partner shall be general partner interests in the Partnership and not limited partner interests, and the General Partner shall not be a limited partner of the Partnership.

“Management Aggregator” means Buzz Management Aggregator L.P., a Delaware limited partnership.

“Management Limited Partners” means the holders of Common Units or Incentive Units under this Agreement who provide or provided services to the Partnership or its Affiliates.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 8, 2019, among the Partnership, Buzz Merger Sub Ltd., Worldwide Vision Limited, and Buzz SR Limited.

“Net Income” or “Net Loss” means for each year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such fiscal year;

(f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 5.4(c) hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.4(c) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Offering Transactions” has the meaning set forth in the Registration Statement.

“Officer” means each Person designated as an officer of the Partnership pursuant to Section 3.3, subject to such Section 3.3 and any resolution of the General Partner appointing such Person as an officer or relating to such appointment.

“Original Agreement” has the meaning set forth in the preamble above.

“Other Partner” means any Partner that is not the Blackstone Limited Partner.

“Participating Incentive Unit” means an Incentive Unit that is a Vested Unit and for which the Participation Threshold is zero.

“Participation Threshold” with respect to an Incentive Unit, is equal to the sum of (x) $[_] and (y) the Deemed Unit Price applicable to such Incentive Unit (if any), as adjusted for any changes to the capital structure from time to time. Each Incentive Unit’s Participation Threshold shall be adjusted after the grant of such Incentive Unit as follows:

(i) In the event of any distribution pursuant to Section 5.5 or pursuant to Section 5.5 of the Prior Agreement, the Participation Threshold of each Incentive Unit outstanding at the time of such distribution shall be reduced (but not below zero) by the amount distributable to the holder of a single Common Unit in connection with such distribution; and

(ii) If the Partnership at any time subdivides (by any Unit split, Unit dividend or otherwise) its outstanding Units into a greater number of Units, the Participation Threshold of each Incentive Unit in effect immediately prior to such subdivision shall be proportionately reduced, and if the Partnership at any time combines (by reverse Unit split or otherwise) its outstanding Units into a smaller number of Units, the Participation Threshold of each Incentive Unit in effect immediately prior to such combination shall be proportionately increased.

“Partner” means (i) the General Partner, (ii) a Blackstone Limited Partner, (iii) a Founder Limited Partner, (iv) the Management Limited Partners, each other Person identified as a Partner on the Unit Register as of the date hereof and (v) each other Person who is hereafter admitted to the Partnership as a Substitute Partner or Additional Partner in accordance with the terms of this Agreement and the Act. The General Partner shall constitute the “general partner” (as that term is defined in the Act) of the Partnership, and each of the Limited Partners shall constitute a “limited partner” (as that term is defined in the Act) of the Partnership. Notwithstanding any provision of this Agreement to the contrary, but subject to any specific approval rights of a Limited Partner set forth herein, the Limited Partners shall constitute a single class or group of limited partners of the Partnership for voting and related purposes of the Act and this Agreement.

“Partner Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning assigned to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deduction” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(2).

“Partnership” has the meaning set forth in the preamble.

“Partnership Interest” means the entire partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement. Partnership Interests shall be expressed as a number and type of Units.

“Partnership Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Regulations Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 7.3(c).

“Per Common Unit Equity Value” means, as of any particular time, the amount to which each holder of a Common Unit would be entitled in respect of such Common Unit if the aggregate equity value of the Company as of such time (as reasonably determined by the General Partner based on the volume weighted average price per share of the Common Stock on the Trading Day prior to the date of an Incentive Unit Exchange) were distributed to the Partners in accordance with Section 5.5 (assuming for these purposes that all Incentive Units are vested).

“Permitted Transferee” means, generally, with respect to any individual Partner (and not, by way of example, all Blackstone Limited Partners, collectively, or all Founder Limited Partners, collectively): (i) that is not a natural person, any Affiliate of such Partner or any investment fund, vehicle or similar entity of which such Partner or an Affiliate, advisor or manager of such Partner serves as the general partner, manager or advisor and in which such Partner or an Affiliate retains dispositive power (but excluding any Portfolio Company of the foregoing); or (ii) that is a natural person or a trust for the benefit of one or more natural persons, (x) upon the death of such Person pursuant to the applicable laws of descent and distribution and (y) such natural person’s Family Members and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such natural person and/or such natural person’s Family Members; provided that no “benefit plan investor” within the meaning of Section 3(42) of ERISA may be a Permitted Transferee.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, or any other legal entity.

“Portfolio Companies” has the meaning set forth in Section 3.7(c)(i)(A).

“Principal Stockholder Party” means a “Principal Stockholder” under the Stockholders Agreement.

“Prior Agreement” has the meaning set forth in the preamble.

“Prior General Partner” has the meaning set forth in the preamble.

“Reclassification” has the meaning set forth in Section 2.9(a).

“Registration Statement” means the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (File No. 333-252124) as it has been or as it may be amended or supplemented from time to time, filed by the General Partner with the Securities and Exchange Commission under the Securities Act to register the offering and sale of Common Stock of the General Partner in the IPO.

“Regulations” or “Treasury Regulations” means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.4(c)(i)(E).

“Reorganization Transactions” has the meaning set forth in the Registration Statement.

“Reverse Unit Split” has the meaning set forth in Section 2.9(b).

“Securities” means capital stock, partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Services Agreement” has the meaning set forth in Section 3.7(d)(i).

“Similar Law” means any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Partner by virtue of its Partnership Interest and thereby subject the Partner and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Sponsor Affiliated Persons” has the meaning set forth in Section 3.7(c)(i)(A).

“Stockholders Agreement” means the Stockholders Agreement dated as of or about the date hereof among the General Partner and the stockholders from time to time party thereto, as amended from time to time.

“Subsequent Transferees” means, with respect to any Partner, each Person that becomes a Substitute Partner of the Partnership by virtue of such Person’s receiving all or a portion of its Partnership Interest from such Partner or from such Partner’s Subsequent Transferees, in each case, in accordance with this Agreement.

“Subsidiary” means, with respect to any Person, any entity (a) of which a majority of the total voting power of shares of stock or equivalent ownership interests entitled to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) that acts as the general partner or managing member (or in any other similar capacity) of such Person.

“Substitute Partner” means any Person that has been admitted to the Partnership as a Partner pursuant to Section 6.3 by virtue of such Person’s receiving all or a portion of a Partnership Interest from a Partner or its Assignee and not from the Partnership.

“Tax Distribution” has the meaning set forth in Section 5.5(c).

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among, inter alios, the General Partner and the other Persons from time to time party thereto, as amended from time to time.

“Threshold Stake” means, with respect to the Founder Limited Partner, at least 50% of the issued and outstanding Class A Units owned, directly or indirectly, by the Founder Limited Partner as of the effective time of the Prior Agreement (as appropriately adjusted for any stock split, stock dividend, combination, reclassification, recapitalization, merger, consolidation, exchange or the like).

“Trading Day” means a day on which shares of the Common Stock (i) are not suspended from trading at the close of business on the Nasdaq Global Select Market or such other national securities exchange where the Common Stock has been listed or admitted for trading or any successor to any such exchange and (ii) have traded at least once on the Nasdaq Global Select Market or such other national securities exchange where the Common Stock has been listed or admitted for trading or any successor to any such exchange. If the Common Stock is not listed or admitted for trading on the Nasdaq Global Select Market or another national securities exchange, or any successor to any of the foregoing, “Trading Day” means a Business Day.

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any Unit, the gift, sale, assignment, transfer, pledge or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such Unit or any interest therein. The terms “Transferred”, “Transferee” and “Transferor” shall have meanings correlative to the foregoing.

“Unit Register” has the meaning set forth in Section 2.3.

“Units” means a fractional share of the Partnership Interests of all Partners. The number of Units outstanding, the classes of Units and the holders thereof are set forth on the Unit Register, as such Unit Register may be amended from time to time pursuant hereto. With respect to any particular class of Units, such class of Units shall be deemed to include any equity Securities received in connection with any combination of shares, recapitalization, merger, consolidation, or other reorganization, or by way of stock split, stock dividend or other distribution in respect of such class of Units or such shares. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Common Units, Incentive Units and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement.

“Unvested Unit” means any Units that are not Vested Units as of the date of determination pursuant to the terms of the applicable Incentive Unit Award Agreement.

“Vested Unit” means any Units that have vested as of the date of determination pursuant to the terms of the applicable Incentive Unit Award Agreement.

“WVL” means Worldwide Vision Limited or its successor.

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrases “directly or indirectly” or “direct or indirect”, when used in the context of ownership, holdings, Control, Transfer or acquisition include ownership, holdings, Control, Transfer or acquisition, as applicable, through a chain of direct or indirect beneficial ownership or Control of one or more Persons. All the terms herein that relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles in the United States or International Financial Reporting Standards (at the discretion of the General Partner) from time to time in effect. All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified. The words “hereof” and “herein” and similar terms shall relate to this Agreement. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

ARTICLE II

GENERAL PROVISIONS

Section 2.1. Formation; Continuation. The Partnership has been organized as a Delaware limited partnership by the execution and filing of the Certificate of Limited Partnership under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The Persons listed on the Unit Register as limited partners of the Partnership as of the date hereof shall be admitted to the Partnership, or shall continue, as applicable, as Limited Partners upon their execution of this Agreement.

Section 2.2. Name. The name of the Partnership is “Buzz Holdings L.P.” and all Partnership business shall be conducted in that name or in such other names that comply with applicable law as the General Partner may select from time to time.

Section 2.3. Partners. The name and address of each Partner shall be kept with the unit register filed with the Partnership’s records (“Unit Register”). The General Partner or an Officer of the Partnership may revise the Unit Register from time to time to reflect the admission or withdrawal of a Partner, the designation of any Partner as a Management Limited Partner, a Blackstone Limited Partner or a Founder Limited Partner, the making of additional Capital Contributions, the Transfer of Units or other modifications to the information set forth therein, in each case in accordance with the terms of this Agreement. The Founder Limited Partner shall have access to the Unit Register upon written request to the General Partner.

Section 2.4. Term. The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence indefinitely until dissolved as determined under Section 6.2.

Section 2.5. Purpose; Powers.

(a) The nature of the business or purposes to be conducted or promoted by the Partnership is to engage in any lawful act or activity for which limited partnerships may be organized under the Act. The Partnership may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware.

(b) In furtherance of its purposes stated in Section 2.5(a), but subject in all cases to the terms of this Agreement (including Section 4.1 and Section 9.5), the Partnership shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, including the following:

(i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited partnership by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Partnership;

(ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Partnership;

(iii) to enter into, perform and carry out contracts of any kind, including contracts with any Partner, any Affiliate or Portfolio Company thereof, or any agent of the Partnership necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Partnership;

(iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or Persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(v) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(vii) to appoint employees and agents of the Partnership and define their duties and fix their compensation;

(viii) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(ix) to cease its activities and cancel its Certificate of Limited Partnership;

(x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Partnership;

(xi) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Partnership or any of its Subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Partnership;

(xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Partnership or to hold such proceeds against the payment of contingent liabilities; and

(xiii) to make, execute, acknowledge and file any and all documents or instruments, or to take such other action, necessary, convenient or incidental to the accomplishment of the purpose of the Partnership.

(c) Merger. Subject to the provisions of this Agreement (including Section 4.1 and Section 9.5), the Partnership may, with approval of, and on such terms as decided by, the General Partner and without the need for any further act, vote or approval of any Limited Partner or any other Person, merge with, or consolidate into, another limited partnership (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in §17-211(a) of the Act), regardless of whether the Partnership is the survivor of such merger or consolidation.

(d) General Partner. Subject to the provisions of this Agreement (including Section 4.1 and Section 9.5), (i) the Partnership may, with the approval of the General Partner, enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Limited Partner and (ii) the General Partner may authorize any Person (including any Officer) to enter into and perform any document on behalf of the Partnership.

Section 2.6. Foreign Qualification. The Partnership shall be qualified or registered under foreign limited partnership statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business to the extent, in the judgment of the General Partner, such qualification or registration is necessary or advisable in order to protect the limited liability of the Limited Partners or to permit the Partnership lawfully to own property or transact business. Each Officer shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments and/or restatements thereof) necessary to permit the Partnership to conduct business as a limited partnership in each jurisdiction where the Partnership elects to do business. At the request of the General Partner or any Officer, each Partner shall execute and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, register, continue and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may reasonably be expected to conduct business.

Section 2.7. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the Certificate of Limited Partnership. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the Certificate of Limited Partnership. The principal office of the Partnership shall be at such place as the General Partner may designate from time to time, which need not be in the State of Delaware, and the Partnership shall maintain records there. The Partnership may have such other offices as the General Partner may designate from time to time.

Section 2.8. Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Prior Agreement.

Section 2.9. Classes.

(a) As of the date of this Agreement, the outstanding Class A Units are hereby reclassified into a new class of partnership Interests referred to as “Common Units,” and the outstanding Class B Units are hereby reclassified into a new class of partnership interests referred to as “Incentive Units” (the foregoing being referred to herein as the “Reclassification”). Each Partner of the Partnership shall be a General Partner, Common Limited Partner and/or Incentive Limited Partner, and each category of Partner shall have the rights set forth herein. Bumble Inc. is hereby admitted as the general partner of the Partnership (including any Substitute Partner of such Person, the “General Partner”) and shall hold the general partner interests in the Partnership. Any holder of a Common Unit other than the General Partner shall be a “Common Limited Partner”. Any holder of an Incentive Unit shall be an “Incentive Limited Partner”.

(b) Effective simultaneously with the Reclassification, (i) each Common Unit issued and outstanding shall automatically and without further action on the part of the Partnership or any Common Limited Partner be reclassified into a fraction of one Common Unit as set forth in the books and records of the Partnership, and (ii) each Incentive Unit issued and outstanding shall automatically and without further action on the part of the Partnership or any Incentive Limited Partner be reclassified into a fraction of one Incentive Unit as set forth in the books and records of the Partnership (clauses (i) and (ii) of this sentence being referred to in this Agreement as the “Reverse Unit Split”); provided that each Common Limited Partner and each Incentive Limited Partner shall be treated similarly on a pro rata basis in the Reverse Unit Split. The number of Common Units and Incentive Units held by each Partner as of the date hereof is set forth on the Unit Register. Notwithstanding anything in this Agreement to the contrary (other than as expressly provided in Section 9.5), to the fullest extent permitted by applicable law, the holders of Incentive Units shall not have any right to vote on any matter in respect of the Partnership.

(c) Subject to the provisions of this Agreement (including Section 4.1 and Section 9.5), and Section 5(b) of the Equity Incentive Plan, the General Partner shall have the sole authority to issue additional Securities of the Partnership, which may include, without limitation, unsecured and secured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Units or other partnership interests of the Partnership that may be issued by the Partnership, options, rights or warrants to purchase any such class or series of Units or other partnership interests in the Partnership, or any combination of any of the foregoing, from time to time (“Additional Securities”), for any purpose, all without the approval of any Partner, on terms and conditions established in the sole and complete discretion of the General Partner, all without the approval of any other Partner or any other Person bound by this Agreement, and the total number of Units of any such class which the General Partner shall have the authority to cause the Partnership to issue shall not be limited.

(d) Additional Securities to be issued by the Partnership shall be issuable from time to time (including, without limitation, the IPO Common Unit Issuance) in one or more classes or series, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers, and duties senior to existing partnership interests or other Securities of the Partnership or classes or series thereof, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, including, without limitation: (i) the right of such Additional Securities or class or series thereof to share in distributions; (ii) the rights of such Additional Securities or class or series thereof upon dissolution and liquidation of the Partnership; (iii) whether such Additional Securities or class or series thereof are redeemable by the Partnership and, if so, the price at which, and the terms and conditions on which, such Additional Securities or class or series thereof may be redeemed by the Partnership; (iv) whether such Additional Securities or class or series thereof are issued with the privilege of conversion and, if so, the rate at and the terms and conditions upon which such Additional Securities or class or series thereof may be converted into any other partnership interest in, or security of, the Partnership or class or series thereof; (v) the terms and conditions of the issuance of such Additional Securities or class or series thereof; and (vi) the rights of such Additional Securities or class or series thereof to vote on matters relating to the Partnership and this Agreement.

(e) To the extent permitted under applicable law, each Limited Partner (other than the Blackstone Limited Partner and the Founder Limited Partner) waives such Limited Partner’s right to obtain or inspect any books, records and other information of the Partnership, including any information relating to the Capital Contributions of the other Limited Partners, other than the number and type of Units owned by such Limited Partner and such Limited Partner’s Capital Contributions and any other information as is necessary and essential to calculate amounts due to such Limited Partner under Section 5.5 upon an Incentive Unit Exchange.

(f) Upon the issuance pursuant to Section 2.9(c) and (d) of any Additional Securities or any class or series thereof, the General Partner, in its sole discretion and without the approval at the time of any other Partner or other Person bound by this Agreement and notwithstanding Section 9.5, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, as the General Partner determines in its sole discretion to be necessary, desirable or advisable to reflect the creation, authorization and issuance of such Additional Securities or class or series thereof and the relative rights and preferences of such Additional Securities or class or series thereof.

(g) In addition to amendments permitted by Section 2.9(f), the General Partner, in its sole discretion and without the approval at the time of any other Partner or other Person bound by this Agreement and notwithstanding Section 9.5, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, as the General Partner determines in its sole discretion to be necessary, desirable or advisable to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give, economic effect to equity investments in the Partnership by the General Partner that are not accompanied by the issuance by the Partnership to the General Partner of additional Units and to update the books and records of the Partnership accordingly.

(h) Notwithstanding anything to the contrary in this Section 2.9, the number of Incentive Units outstanding shall be appropriately adjusted for any stock split, stock dividend, combination, reclassification, recapitalization, merger, consolidation, exchange or the like of the number of Common Units.

(i) Subject to the provisions of this Agreement (including Section 4.1 and Section 9.5), the General Partner may cause the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire Partnership Interests or other equity securities of the Partnership or any of its Subsidiaries from one or more holders thereof at any time.

(j) Each Limited Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Limited Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Limited Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner.

Section 2.10. Unit Register. The Unit Register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner.

Section 2.11. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable law.

ARTICLE III

MANAGEMENT OF THE PARTNERSHIP

Section 3.1. General Partner; Delegation of Authority and Duties.

(a) General Partner. The Partnership shall be managed by or under the direction of the General Partner. The General Partner shall be a “general partner” within the meaning of Section 17-101(7) of the Act and the purpose of the General Partner shall be limited to serving as the general partner of the Partnership or any other Partner and matters incidental thereto. Subject to the provisions of this Agreement (including Section 4.1 and Section 9.5), the General Partner shall have the exclusive power and authority to manage and control the business and affairs of the Partnership, to make all decisions and determinations with respect to the Partnership or affecting the business and affairs of the Partnership, to take all such actions as it deems necessary, advisable, appropriate or desirable to accomplish the purposes of the Partnership as set forth in this Agreement and shall otherwise possess all rights and powers as provided in the Act and otherwise by law to a general partner of a limited partnership. Subject to the provisions of this Agreement (including Section 4.1 and Section 9.5), the Limited Partners hereby consent to the exercise by the General Partner of all such powers and rights conferred on it by the Act with respect to the management and control of the Partnership. Subject to the last sentence of this Section 3.1(a), notwithstanding the foregoing and except as expressly set forth in this Agreement (including pursuant to Section 4.1 and Section 9.5 hereof), (i) if a vote, consent or approval of the Limited Partners is required by the Act or other applicable law with respect to any act to be taken by the Partnership or matter considered by the General Partner, the Limited Partners agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with the General Partner’s approval in respect of such act or matter and (ii) the approval by the General Partner of any proposed action of or relating to the Partnership shall bind each Limited Partner and shall have the same legal effect as the approval of each Limited Partner of such action. Other than the General Partner, no Partner (other than the Partnership Representative or Designated Individual in their respective capacities as such), in his or its capacity as a Partner, shall have any power to act for, sign for or do any act that would bind the Partnership, and no Limited Partner (in his, her or its capacity as such) shall take part in the operation, management or control of the Partnership. Each Partner acknowledges and agrees that no Partner shall, in his or its capacity as a Partner, be bound to devote all of the such Partner’s business time to the affairs of the Partnership (except to the extent such Person is an employee of the Partnership or its Subsidiaries, as otherwise provided for in any agreement with such Person) and that each Partner and each of its Affiliates and Portfolio Companies do and will continue to engage for such Partner’s own account and for the account of others in other business ventures.

(b) Authority of the General Partner. The General Partner shall have the power and authority to delegate to one or more other Persons the rights and powers of the General Partner to manage and control the business and affairs of the Partnership, including to delegate to agents and employees of a Partner or the Partnership (including Officers) or its Subsidiaries, and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The General Partner may authorize any Person (including any Partner or Officer) to enter into and perform under any document on behalf of the Partnership.

(c) Authority as an Equity Holder. Each Partner agrees that any Officer (at the instruction of the General Partner), on behalf of the Partnership, shall have the exclusive right to vote (or cause to vote) or execute (or cause to execute) consents with respect to Securities issued by other Persons held by the Partnership, directly or indirectly, on any matter to be voted upon at any meeting of the holders of such Securities or in connection with any proposed action by written consent of the holders of such Securities.

(d) AIFMD Compliance. Each Partner shall provide all reasonable cooperation as is reasonably necessary to facilitate with the Partnership’s and its Subsidiaries’ filing obligations, if any, under the AIFMD, as transposed by the AIFMD Implementing Measures, in each case, at the Partnership’s sole cost and expense.

(e) Reimbursement of Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the sole discretion of the General Partner, bear and/or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner in connection with serving as the General Partner and (ii) all other expenses allocable to the Partnership or its Subsidiaries or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). To the extent that the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership and/or its Subsidiaries (including expenses that relate to the business and affairs of the Partnership and/or its Subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner, including, without limitation, compensation and meeting costs of the board of directors or similar body of the

General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, except to the extent such franchise taxes are based on or measured with respect to net income or profits, provided that the Partnership shall not pay or bear any income tax obligations of the General Partner or any obligations of the General Partner under the Tax Receivable Agreement. Reimbursements pursuant to this Section 3.1(a) shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Article VIII.

(f) Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.2. Approval or Ratification of Acts or Contracts. Subject to the provisions of this Agreement, any act or contract that shall be approved or be ratified by the General Partner shall be as valid and binding upon the Partnership as if it shall have been approved or ratified by every Partner of the Partnership.

Section 3.3. Officers.

(a) Designation and Appointment. The General Partner may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the General Partner), including employees, agents and other Persons (any of whom may be a Partner) who may be designated as Officers of the Partnership. Any number of offices may be held by the same Person. In its discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Partners. Any Officers so designated shall have such authority and perform such duties as the General Partner may, from time to time, delegate to them. The General Partner may assign such titles to particular Officers as the General Partner may authorize. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner. As of the date of this Agreement, the Persons listed on Schedule A hereto are hereby appointed the Officers, holding the respective offices set forth opposite their names, and are each duly authorized to act on behalf of the Partnership (at the direction of the General Partner) in their capacity as an Officer.

(b) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Subject to the provisions of any employment agreement with an Officer, any Officer may be removed as such, either with or without cause, at any time by the General Partner. Designation of an Officer shall not of itself create any contractual or employment rights.

Section 3.4. Management Matters.

(a) All property owned by the Partnership shall be registered in the Partnership’s name, in the name of a nominee or in “street name” as the General Partner may from time to time determine. Any corporation, brokerage firm or transfer agent called upon to transfer any Securities to or from the name of the Partnership shall be entitled to rely on instructions or assignments signed or purported to be signed by an Officer or any other Person authorized by the General Partner without inquiry as to the authority of the Person signing or purporting to sign such instructions or assignments or as to the validity of any transfer to or from the name of the Partnership. At the time of any such transfer, any such corporation, brokerage firm or transfer agent shall be entitled to assume that (i) the Partnership is then in existence and (ii) that this Agreement is in full force and effect and has not been amended, in each case unless such corporation, brokerage firm or transfer agent shall have received written notice to the contrary.

(b) The General Partner may take all actions which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations. The General Partner may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners and the amounts of their respective Capital Contributions.

Section 3.5. Voting and Other Rights. Except as otherwise expressly provided in this Agreement, the Limited Partners shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Partnership or the General Partner, including with respect to any merger, consolidation, combination or conversion of the Partnership, or any other matter that a Limited Partner might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise.

Section 3.6. Liability of Partners.

(a) Except as otherwise required by applicable law or as expressly set forth in this Agreement, no Limited Partner shall have any personal liability whatsoever in such Limited Partner’s capacity as a Limited Partner, whether to the Partnership, to any of the other Partners, to the creditors of the Partnership or to any other third party, for the debts, liabilities, commitments or any other obligations of the Partnership or for any losses of the Partnership. Except as otherwise required by law, each Limited Partner shall be liable only to make such Limited Partner’s Capital Contribution (if and when due) to the Partnership and the other payments provided expressly herein.

(b) In accordance with the Act and the laws of the State of Delaware, a partner of a limited partnership may, under certain circumstances, be required to return amounts previously distributed to such Limited Partner. It is the intent of the Partners that no distribution to any Partner pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Partner shall be deemed to be a compromise for purposes of §17-502(b)(1) of the Act, and the Partner receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner; provided, that if any Partner is required to make any such payment under circumstances that are not unique to such Partner but that would have been applicable to all Partners in question (such as where a distribution or Tax Distribution was made to all Partners and rendered the Partnership insolvent, but only one Partner was sued for return of such distribution or Tax Distribution), then the Partner that was required to return or repay such distribution (or any portion thereof) will be entitled to reimbursement from the other Partners that were not required to return the distribution or Tax Distribution made to them based on each such member’s share of the aggregate distribution or Tax Distribution in question. The provisions of the immediately preceding sentence are solely from the benefit of the Partners and will not be construed as benefiting any third party. The amount of any distribution or Tax Distribution returned to the Partnership by a Partner or paid by a Partner for the account of the Partnership or to a creditor of the Partnership will be added to the account or accounts from which it was subtracted when it was distributed to such Partner. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

Section 3.7. Potential Conflicts and Competing Activities.

(a) Certain Potential Conflicts. Each Partner acknowledges that:

(i) the Founder, the Blackstone Limited Partner and/or the General Partner and each of their Affiliated Persons may engage in material business transactions with the Partnership or its Subsidiaries; and

(ii) the Founder and the directors, officers, and/or employees of the Blackstone Limited Partner and/or the General Partner and their respective Affiliated Persons may serve as officers, directors and/or employees of the Partnership or its Subsidiaries.

(b) Limitation of Liability. To the fullest extent permitted by law, and except as otherwise provided in this Agreement or in any other agreement with such Person and a Partner or the Partnership and its Subsidiaries, none of the Blackstone Limited Partner and/or the General Partner, any of their respective Affiliated Persons or any Other Partner or any of their Affiliates, or any manager, director, officer or employee of either of the Blackstone Limited Partner, the General Partner or any of their respective Affiliated Persons or of any Other Partner or any of their Affiliates who may serve as an officer, manager and/or director of the Partnership or its Subsidiaries shall be liable to the Partnership or its Subsidiaries:

(i) by reason of any business decision or transaction undertaken by the Blackstone Limited Partner and/or the General Partner or any of their respective Affiliated Persons or any Other Partner or any of their Affiliates which may be adverse to the interests of the Partnership or its Subsidiaries;

(ii) by reason of any activity undertaken by the Blackstone Limited Partner and/or the General Partner or any of their respective Affiliated Persons or any Other Partner or any of their Affiliates or by any other Person in which the Blackstone Limited Partner and/or the General Partner or any of their respective Affiliates or any Other Partner or any of their Affiliates may have an investment or other financial interest which is in competition with the Partnership or its Subsidiaries; or

(iii) by reason of any transaction with the Blackstone Limited Partner and/or the General Partner or any of their respective Affiliated Persons or any Other Partner or any of their Affiliates, or any transaction in which the Blackstone Limited Partner and/or the General Partner or any of their respective Affiliated Persons or any Other Partner or any of their Affiliates shall have a financial interest.

Notwithstanding anything to the contrary in this Section 3.7(b), this Section 3.7(b) shall not apply to any Person in such Person’s capacity as an employee or officer of the Partnership or any of its Subsidiaries.

(c) Competing Activities. Subject to this Agreement and the terms of any other agreement with such Person and the Partnership or its Subsidiaries, the Partners expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) both (A) the Blackstone Limited Partner and (I) its Affiliates, (II) the managers, directors, officers and employees of the Blackstone Limited Partner and their respective Affiliates (not including the Partnership and its Subsidiaries), including any such Person that is an Officer, (III) any of a Sponsor’s and its Affiliates’ portfolio companies (not including the Partnership or any of its Subsidiaries) in which such Sponsor or its Affiliates or any of its Affiliates’ investment funds have made a debt or equity investment (and vice versa) (such persons, the “Portfolio Companies”) and (IV) any Sponsor’s and its Affiliates’ respective limited partners, non-managing members or other similar direct or indirect investors (collectively, those Persons described in the foregoing clauses (I) through (IV), the “Sponsor Affiliated Persons”), (B) the General Partner and (x) its Affiliates, (y) the managers, directors, officers and employees of the General Partner and its Affiliates (not including the Partnership and its Subsidiaries), including any such Person that is an Officer, and (z) any of the General Partner’s and its Affiliates’ respective limited partners, non-managing members or other similar direct or indirect investors (collectively, those Persons described in the foregoing clauses (x) through (z), the “General Partner Affiliated Persons” and, together with the Sponsor Affiliated Persons, the “Affiliated Persons”) and (C) the Founder Limited Partner and (x) its Affiliates and (y) the managers, directors, officers and employees of the Founder Limited Partner and their Affiliates (not including the Partnership and its Subsidiaries), including any such Person that is an Officer, (collectively, those Persons described in the foregoing clauses (x) and (y), the “Founder Affiliated Persons”) have the right to, directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Partnership or any of its Subsidiaries or deemed to be competing with the Partnership or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to communicate, present or offer to the Partnership or any of its Subsidiaries or any equityholders or directors or managers of the Partnership or any of its Subsidiaries (or their respective Affiliates) the right to participate therein; (ii) the Blackstone Limited Partner and/or the General Partner and the Affiliated Persons, and the Other Partners and the Founder Affiliated Persons may invest in, provide services to or otherwise do business with any client, customer or vendor of the Partnership or any of its Subsidiaries or any Person that directly or indirectly competes with the Partnership or any of its Subsidiaries (including, in the each of clauses (i) and (ii), any such matters or transactions that may constitute a Corporate Opportunity); and (iii) neither the Blackstone Limited Partner and/or the General Partner nor any Affiliated Person, nor any Other Partner or the Founder Affiliated Persons, shall be deemed to have breached any duty (fiduciary, contractual or otherwise), if any, to the Partnership or any of its Subsidiary or equityholders of the Partnership or any of its Subsidiaries (or their respective Affiliates), as the case may be, by engaging in any such activities or entering into any such transactions. The Partnership and its Subsidiaries shall have no interest or expectation in, nor right to be informed of, any potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Partnership or its Subsidiaries could have an interest or expectancy (each, a “Corporate Opportunity”), and in the event that the Blackstone Limited Partner, the General Partner or any Affiliated Person, or the Other Partners or the Founder Affiliated Persons, acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate, offer or present such Corporate Opportunity to the Partnership or any of its Subsidiaries or any equityholders or other directors or managers of the Partnership or any of its Subsidiaries (or their respective Affiliates), as the case may be. Subject to this Agreement and the terms of any other agreement with such Person and the Partnership or its Subsidiaries, none of the General Partner, the Blackstone Limited Partner and/or any Affiliated Persons, nor the Other Partners or the Founder Affiliated Persons, shall be liable to the Partnership or any of its Subsidiaries or any equityholders or other directors or managers of the Partnership or any of its Subsidiaries (or their respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires any such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not communicate, offer or present such Corporate Opportunity to the Partnership or any of its Subsidiaries or any equityholders or other directors or managers of the Partnership or any of its Subsidiaries (or their respective Affiliates). Each Partner acknowledges that this paragraph is intended to disclaim and renounce any right of the Partnership or any of its Subsidiaries or any equityholders of the Partnership or any of its Subsidiaries (or their respective Affiliates) with respect to the matters set forth herein. This paragraph shall be construed to effect such disclaimer and renunciation to the full extent permitted by law. Notwithstanding anything to the contrary set forth herein, this Section 3.7 shall not release any Person who is or was an employee of the Partnership or its Subsidiaries from any obligations or duties that such Person may have pursuant to any other agreement that such Person may have with the Partnership and its Subsidiaries.

(d) Support and Services Agreement. Each Partner represents and warrants that such Partner (i) has been advised by the Blackstone Limited Partner, the General Partner and the Partnership, that the Blackstone Anchor, the Partnership and/or their Affiliates have entered into a customary support and services or similar agreement with the Partnership and/or certain of its Affiliates, in each case, in substantially the same form previously provided to the Founder Limited Partner in connection with the execution of the Merger Agreement (the “Partnership Parties”) (the “Services Agreement”) providing for the provision of specific services and the reimbursement of certain expenses and indemnification of the Blackstone Limited Partner, the General Partner and their respective Affiliated Persons (and their and their respective employees, officers, directors, agents, advisors and other representatives) by the Partnership Parties on substantially the same terms and conditions provided to Portfolio Companies generally, (ii) has been given the opportunity to be informed by the Blackstone Limited Partner, the General Partner and the Partnership of the material terms and conditions of the Services Agreement, including the parameters of the expense reimbursements and indemnifications, and the time periods during which the Service Agreement shall be in effect, all as set forth therein, and (iii) waives any right such Partner may have to approve, or to claim any damages with respect to, the entry by any of the Partnership Parties into such Services Agreement on the terms described to such Partner by the Blackstone Limited Partner, the General Partner and/or the Partnership.

(e) Notwithstanding anything to the contrary in this Agreement and except as expressly contemplated by Section 3.7(d), for so long as the Founder Limited Partner holds its Threshold Stake, the Partnership shall not enter into any transaction or agreement that provides for the payment of any management or monitoring fees (excluding any reasonable and documented expense reimbursement but including any amendment to the Services Agreement that provides for any management or monitoring fee) to the Blackstone Limited Partner or any Affiliate thereof, unless such transaction or agreement is approved by the holders of at least a majority of the Common Units or any securities issued in respect thereof that are held by the Partners other than the Blackstone Limited Partner or any (which such majority shall include the Founder Limited Partner).

ARTICLE IV

ACTIONS REQUIRING FOUNDER LIMITED PARTNER APPROVAL

Section 4.1. Founder Limited Partner Material Actions. Notwithstanding anything to the contrary set forth in this Agreement, for so long as the Founder Limited Partner owns the Threshold Stake, the Partnership shall not cause, consent to or permit the Partnership or any of its Subsidiaries to take, and the General Partner shall not cause, consent to or permit the Partnership or any of its Subsidiaries to take, any of the actions set forth on Schedule B without the approval of the Founder Limited Partner.

ARTICLE V

CAPITAL CONTRIBUTIONS;

ALLOCATIONS; DISTRIBUTIONS

Section 5.1. Initial Capital Contributions. Each Partner as of the date of this Agreement has previously made, or is making as of the date of this Agreement, Capital Contributions to the Partnership in the respective amounts recorded in the Unit Register as of the date hereof (with respect to each Partner, an “Initial Capital Contribution”), and as of the date of this Agreement, the Partnership has issued in exchange for such Initial Capital Contributions the respective number and type of Units set forth on the Unit Register. Unless and until the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the Unit Register. Subject to the foregoing, if at any time the General Partner shall determine to certificate Units, such certificates will bear a legend in substantially the following form:

THE SECURITIES PRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF BUZZ HOLDINGS L.P. DATED AS OF [_______], 2021, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH WILL BE FURNISHED BY BUZZ HOLDINGS L.P. UPON REQUEST.

Section 5.2. No Other Capital Contributions. No Partner shall be required to make any Capital Contribution without such Partner’s consent.

Section 5.3. Capital Accounts.

(a) There shall be established for each Partner on the books of the Partnership a Capital Account which shall be increased or decreased in the manner set forth in this Agreement.

(b) A Partner shall not have any obligation to the Partnership or to any other Partner to restore any negative balance in the Capital Account of such Partner.

Section 5.4. Allocations of Net Income and Net Loss.

(a) Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each fiscal year of the Partnership as of the end of each such year or as circumstances otherwise require or allow. Subject to the other provisions of this Section 5.4, an allocation to a Partner of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

(b) General Allocations. Except as otherwise provided in this Agreement, all Net Income and Net Loss and to the extent necessary, individual items of income, gain, loss or deduction of the Partnership, shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the allocations set forth in Section 5.4(c) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 6.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross

Asset Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Partnership were distributed in accordance with Section 6.2 to the Partners (other than the General Partner) immediately after making such allocation and all Incentive Units were not subject to a risk of forfeiture based on the continued performance of services (solely for purposes of this provision), minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner may cause the Partnership to make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the General Partner deems reasonably necessary for this purpose.

(c) Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Section 5.4:

(i) Regulatory Allocations.

(A) If there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain during any fiscal year, the Partners shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years) in accordance with Regulations Section 1.704-2(f) or 1.704-2(i)(4), as applicable. It is intended that this Section 5.4(c)(i)(A) qualify and be construed as a “minimum gain chargeback” and a “chargeback of partner nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 5.4(c)(i)(A).

(B) If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible. It is intended that this Section 5.4(c)(i)(B) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 5.4(c)(i)(B).

(C) If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.4(c)(i)(C) shall be made only if and to the extent that a Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.4(c)(i)(B) and this Section 5.4(c)(i)(C) were not in this Agreement.

(D) Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(E) The allocations set forth in Section 5.4(c)(i)(A), (B), (C) and (D) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.4(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(ii) For any fiscal year during which a Partner’s interest in the Partnership is assigned by such Partner (or by an assignee or successor in interest to a Partner), the portion of the Net Income and Net Loss of the Partnership that is allocable in respect of such Partner’s interest shall be apportioned between the assignor and the assignee of such Partner’s interest using, to the extent practicable, the closing of the books method under Code Section 706 and the Regulations thereunder.

(iii) The Partners intend that the taxation of the Incentive Units, including the issuance of the Incentive Units to Substitute Partners or Additional Partners, shall be determined in accordance with the following. The taxation of such issuance of such Incentive Units shall be in accordance with Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191, with the effect that such Incentive Units shall be treated as issued and outstanding as of the date of issuance and will be treated as a profits interest. Without limiting the foregoing, upon issuances of the revenue procedure contemplated by IRS Notice 2005-43, the Partnership and the Partners agree to treat the Incentive Units as “safe harbor partnership interests” (as defined in such IRS Notice) and to take such actions as may be required under such revenue procedure in order for the Incentive Units to be so treated.

(d) Required Tax Allocations. For income tax purposes, all items of income, gain, loss, deduction and credit for federal income tax purposes shall be allocated to each Partner in the same manner as the Net Income or Net Loss that is allocated to such Partner pursuant to Section 5.4(a), (b) and (c) to which such tax items relate; provided that income, gain, loss and deduction with respect to property whose basis differs from its Gross Asset Value shall be allocated solely for income tax purposes in accordance with the principles of Code Sections 704(b) and 704(c) (using any method determined by the General Partner (in accordance, for the avoidance of doubt, with Section 4.1) so as to take account of such difference. Notwithstanding the foregoing, the General Partner may cause the Partnership to make such allocations as it deems necessary to give economic effect to the provisions of this Agreement.

(e) Withholding. Each Partner hereby authorizes the Partnership to withhold and to pay over any taxes required under applicable law to be withheld by the Partnership with respect to any amount payable, distributable or allocable by the Partnership to such Partner; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Partner, provided that if the General Partner reasonably determines that such Partner would not be expected to receive any future distributions in the amount of such payment, the Partner shall pay to the Partnership the amount by which such payment exceeds such expected future distributions. The withholdings referred to in this Section 5.4(e) shall be made at the maximum applicable statutory rate under applicable tax law unless the Partnership receives documentation, reasonably satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable. To the fullest extent permitted by law, each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability for taxes, penalties, additions to tax or interest with respect to income attributable to or distributions or other payments to such Partner. The obligations of a Partner set forth in this Section 5.4(e) shall survive the withdrawal of a Partner from the Partnership or any Transfer of a Partner’s Units.

Section 5.5. Distributions.

(a) Distributions shall be made by the Partnership to the Partners if, when and in such amounts determined by the General Partner (except as otherwise provided in Section 5.5(c) or Section 6.2). When a distribution (other than a Tax Distribution, which is governed by Section 5.5(c)) is so authorized by the General Partner, each Partner’s allocable portion thereof will be distributed, on a pari passu basis, only as follows, subject to Section 5.5(b), (c), (d) and (e).

(i) Subject to Section 5.5(a)(ii) with respect to Incentive Units, all distributions by the Company shall be made or allocated to holders of Common Units and Participating Incentive Units pro rata based on the number of Common Units and Participating Incentive Units held by each such holder.

(ii) For the avoidance of doubt, if the amount to be distributed pursuant to Section 5.5(a)(i) with respect to any particular Distribution would cause the amount of any outstanding Incentive Unit’s Participation Threshold to be reduced to zero, then such Incentive Unit shall participate in distributions under Section 5.5(a)(i) on a pro rata basis only after the portion of the amount to be distributed in such Distribution that would cause such Incentive Unit’s Participation Threshold to be reduced to (but not below) zero has first been distributed to the holders of outstanding Common Units (taking into account outstanding Incentive Units that have lesser Participation Thresholds (determined immediately prior to such Distribution)).

(b) If there occurs an increase in the number of Vested Units that are Incentive Units from time to time, on each subsequent distribution date, the amounts that would otherwise have been distributable in respect of the Common Units and Participating Incentive Units under Section 5.5(a)(i) shall be distributed instead to the Incentive Limited Partners in respect of the Incentive Units that were outstanding and were not Vested Units on the date amounts were previously distributed under Section 5.5(a)(i) until the amounts previously distributed thereunder (plus any amount previously distributed under this Section 5.5(b)) equal the amounts which otherwise would have been distributable under Section 5.5(a)(i) if such Incentive Units had been Vested Units at the time of such previous distribution.

(c) Unless otherwise agreed between the General Partner and the Founder Limited Partner, the General Partner shall (solely to the extent of any Available Cash) cause the Partnership, no later than five days prior to the date on which U.S. federal corporate estimated tax payments are due for a taxpayer with a taxable year ending on December 31, to make a distribution (a “Tax Distribution”) to each Partner in an amount equal to the excess of (A) the product of (i) the estimated net taxable income allocable to such Partner, for such taxable year through the end of such period, and (ii) the Assumed Income Tax Rate, over (B) distributions previously made to such Partner pursuant to this Section 5.5 or Section 6.2 with respect to the taxable year. If such quarterly Tax Distributions are, in the aggregate, less than the amount of Tax Distributions to which such Partner is entitled pursuant to this Section 5.5(c), the General Partner shall (solely to the extent of any Available Cash) cause the Partnership to make an annual Tax Distribution to each Partner no later than 10 days prior to the due date for U.S. federal income tax returns for individuals (excluding any extensions) for such taxable year sufficient to make up such shortfall. In computing taxable income or loss for purposes of this Section 5.5(c), items of income, gain, loss and deduction shall be determined (i) with or without regard to any adjustments pursuant to Section 743 of the Code (in whole or in part), in the sole discretion of the General Partner, and (ii) taking into account any allocations under Section 704(c) of the Code and the Treasury Regulations thereunder. A Tax Distribution to a Partner in respect of any Unit shall be charged against current or future distributions to which such Partner would otherwise have been entitled under this Section 5.5 or Section 6.2 in respect of such Unit; provided, however, all Common Units (including any Common Unit or portion thereof received in exchange for any Incentive Unit) shall participate in distributions made pursuant to Section 5.5 on a pro rata basis. Notwithstanding the foregoing, (A) any distributions made pursuant to this Section 5.5(c) shall be made to the Partners on a pro rata basis in accordance with the number of each Partner’s Units over the total number of outstanding Units, (B) to the extent of Available Cash, the pro rata amount to be distributed to each Partner shall be calculated based on the distribution to the Partner that would have the highest Tax Distribution under this Section 5.5(c) on a per-Unit basis, calculated without regard to this sentence and (C) if there is insufficient Available Cash to make all of the distributions described in clause (B), the amount that would have been distributed to each Partner pursuant to clause (B) shall be reduced on a pro rata basis; and provided, further, that notwithstanding the foregoing the Partnership shall not be required to make any distribution pursuant to this Section 5.5(c) with respect to any Unvested Units if the Partnership has not allocated any income in the applicable taxable period to such Unvested Units. For the avoidance of doubt, whether a distribution is treated as a Tax Distribution or a distribution pursuant to Section 5.5(a) is not intended to impact allocations or ultimate economic entitlement under this Agreement, and this Agreement shall be interpreted consistent with such intent.

(d) If all or a portion of a Partner’s Units are Transferred, sold or otherwise disposed, then the Transferor shall have no further right to receive any further distributions in respect of such Transferred Units and any subsequent distributions to the transferee shall be determined with regard to amounts previously distributed to the transferor.

(e) For the avoidance of doubt, no distributions shall be made with respect to any general partner interests in the Partnership; provided the reimbursements of expenses may be made to the General Partner pursuant to Section 3.1(d).

(f) Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

ARTICLE VI

WITHDRAWAL; DISSOLUTION;

TRANSFER OF PARTNERSHIP INTERESTS;

ADMISSION OF NEW PARTNERS

Section 6.1. Partner Withdrawal.

(a) Except in connection with a transfer of all of a Partner’s Units in accordance with this Agreement, withdrawal by a Partner shall not be permitted.

Section 6.2. Dissolution.

(a) The Partnership shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) a written election by the General Partner to dissolve the Partnership, which written election shall be delivered to each Limited Partner; provided that, for so long as (x) the Founder Limited Partner remains a Limited Partner, the General Partner must receive the prior written consent of the Founder Limited Partner prior to making any election to dissolve the Partnership (such consent not to be unreasonably withheld, conditioned or delayed) and (y) the Blackstone Limited Partner remains a Limited Partner, the General Partner must receive the prior written consent of the Blackstone Limited Partner prior to making any election to dissolve the Partnership (such consent not to be unreasonably withheld, conditioned or delayed);

(ii) the occurrence of an event of withdrawal of the General Partner set forth in Section 17-402 of the Act; provided that, for so long as (x) the Founder Limited Partner remains a Limited Partner, the General Partner must receive the prior written consent of the Founder Limited Partner prior to the occurrence of any such event of withdrawal of the General Partner (such consent not to be unreasonably withheld, conditioned or delayed) and (y) the Blackstone Limited Partner remains a Limited Partner, the General Partner must receive the prior written consent of the Blackstone Limited Partner prior to the occurrence of any such event of withdrawal of the General Partner (such consent not to be unreasonably withheld, conditioned or delayed); provided further that the Partnership shall not be dissolved if the business of the Partnership is continued without dissolution in the manner provided in the Act;

(iii) at any time there are no Limited Partners, unless the business of the Partnership is continued in accordance with the Act; or

(iv) the entry of a decree of judicial dissolution of the Partnership under §17-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Partner, or the occurrence of any other event that terminates the continued membership of a Partner in the Partnership, shall not cause a dissolution of the Partnership, and the Partnership shall continue in existence subject to the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement, each Partner waives any right it might have under the Act or otherwise to (i) agree in writing to dissolve the Partnership upon such Partner’s bankruptcy, or upon the occurrence of an event that causes such Partner to cease to be a member of the Partnership, and (ii) apply for judicial dissolution of the Partnership.

(b) If the Partnership is dissolved, the business and property of the Partnership shall be wound up by the General Partner or other liquidating trustee or trustees as shall be named by the General Partner. The costs of winding up shall be borne as a Partnership expense. Until final distribution, the General Partner or other liquidating trustee shall continue to operate the Partnership properties with all of the power and authority of the General Partner.

(c) As promptly as practicable after the effective date of dissolution of the Partnership, the General Partner or other liquidating trustee shall (x) determine, the fair market value of the assets of the Partnership that are available for distribution pursuant to this Section 6.2, (y) determine the amounts to be distributed to each Partner in accordance with Section 5.5 and (z) deliver to each Partner a statement setting forth the information in the foregoing clauses (x) and (y). Within 120 calendar days after the effective date of dissolution of the Partnership, the assets of the Partnership shall be applied in the following manner and order:

(i) All debts and obligations of the Partnership, if any, shall be paid, discharged or provided for by adequate reserves;

(ii) The balance, to the Limited Partners in accordance with Section 5.5.

(d) Cancellation of Certificate of Limited Partnership. On completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Partnership.

Section 6.3. Admission of Additional or Substitute Partners.

(a) The General Partner shall have the right, in its sole and absolute discretion, to admit as an Additional Partner, any Person who acquires or receives an interest in the Partnership, or any part thereof from the Partnership (provided that any Person who acquires a Partnership Interest from the Blackstone Limited Partner or the Founder Limited Partner in compliance with this Agreement shall be admitted as an Additional Partner). Concurrently with the admission of an Additional Partner, the Partnership shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the admission of an Additional Partner, all at the expense, including payment of any professional and filing fees incurred, of the Additional Partner unless otherwise determined by the General Partner.

(b) The General Partner shall have the right, in its sole and absolute discretion, to admit as a Substitute Partner any Person who acquires a Partnership Interest from a Partner in accordance with Section 6.4 (provided that any Person who acquires a Partnership Interest from the Blackstone Limited Partner or the Founder Limited Partner in compliance with this Agreement shall be admitted as a Substitute Partner) and such Substitute Partner shall succeed to the Partnership Interest acquired from such Partner, including such Partner’s Capital Contributions with respect to such Partnership Interests; provided, that, if such Partner provides notice to the General Partner that any transferee would not be a Substitute Partner, such transferee would not be a Substitute Partner, except that such transferee’s Partnership Interests acquired from such Partner would nevertheless succeed to such Partner’s Capital Contributions. Concurrently with the admission of a Substitute Partner, the Partnership shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Partner in place of the transferring Partner.

(c) The admission of any Person as a Substitute Partner or Additional Partner shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (X) execution and delivery of a counterpart signature page to this Agreement or (Y) any other writing evidencing the intent of such Person to become a Substitute Partner or Additional Partner and such writing is accepted by the General Partner on behalf of the Partnership and (ii) such other documentation as the General Partner may reasonably request to confirm such Transfer’s compliance with the provisions of this Article VI, including Section 6.4(b) hereof, which reasonable request may, at the General Partner’s discretion, include a request for a written opinion of legal counsel in form and substance that is customary for this context, which opinion shall be in form and substance reasonably satisfactory to the Partnership and its legal counsel.

Section 6.4. Transfer of Partner’s Interest.

(a) Except as provided in this Section 6.4, no Partner may Transfer all or part of such Partner’s Partnership Interest without the prior approval of the General Partner, which approval may be given or withheld in the sole discretion of the General Partner (as applicable), except that each Partner may Transfer all or a portion of such Partner’s Units to any Permitted Transferee of such Partner without the prior written consent of the General Partner (subject to compliance with this Agreement).

(b) Notwithstanding any provision hereof to the contrary, no Transfer of an interest in the Partnership may be made if such Transfer would:

(i) violate any federal, state and other applicable laws, including any federal, state and other securities laws applicable to the Partnership and the Units;

(ii) cause the Partnership to become subject to the registration requirements of the Investment Company Act, the Exchange Act or any other securities laws of any jurisdiction;

(iii) cause the Partnership to become a “publicly-traded partnership”, as such term is defined in Sections 469(k)(2) or 7704 of the Code;

(iv) require the registration of such Units pursuant to any applicable securities laws of any jurisdiction;

(v) violate any provision of this Agreement; or

(vi) cause (i) all or any portion of the assets of the Partnership (A) to constitute “plan assets” (for purposes of Title I of ERISA, Section 4975 of the Code or the applicable provisions of any Similar Law) of any existing or prospective Partner or (B) to be subject to the provisions of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law or (ii) the General Partner to become a fiduciary with respect to any existing or prospective Partner, pursuant to ERISA or the applicable provisions of any Similar Law or otherwise.

(c) For the avoidance of doubt, the Blackstone Limited Partner may make any indirect Transfer of its Partnership Interest (i.e., a Transfer of a direct or indirect interest in an investment fund managed or Controlled by an Affiliate of the Blackstone Limited Partner) (x) to and among the members or partners of the Blackstone Limited Partner and the members, partners and securityholders of such members or partners and (y) any other Person so long as such Partnership Interest, and the issuer of such indirect interests, continue to be Controlled by the Blackstone Anchor (or their respective Affiliates).

(d) Notwithstanding anything otherwise to the contrary in this Section 6.4, each Partner may Transfer Vested Common Units in Exchange Transactions that are vested as of the date of such Exchange Transaction (including any Vested Common Units received in an Incentive Unit Exchange on or prior to the date of such Exchange Transaction) pursuant to, and in accordance with, the Exchange Agreement; provided that in the case of any Partners other than a Principal Stockholder Party, such Exchange Transaction shall be effected in compliance with reasonable policies that the General Partner may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers) in its sole discretion.

(e) Notwithstanding anything otherwise to the contrary in this Section 6.4, each Incentive Limited Partner shall be entitled from and after one hundred eighty (180) days following the consummation of the date of the closing of the IPO (or, if earlier, at any time, as may be determined by the General Partner, if the General Partner determines, in its sole discretion, that there is an available exemption to the registration requirements of the Securities Act or other applicable law or a registration statement is then in effect with respect to such issuance and subsequent transfer by such Incentive Limited Partner), upon the terms and subject to the conditions hereof, to surrender Incentive Units that are Vested Units (such units, “Exchanged Incentive Units”) to the Partnership, in exchange for the delivery to such Incentive

Limited Partner a number of Common Units that is equal to the product of the number of Exchanged Incentive Units surrendered multiplied by the Incentive Unit Exchange Rate (such exchange, an “Incentive Unit Exchange”), which newly issued Common Units may be exchanged in an Exchange Transaction pursuant to and in accordance with Section 6.4(d). In the case of any Partners other than a Principal Stockholder Party, any such Incentive Unit Exchange shall be effected in compliance with reasonable policies that the General Partner may adopt or promulgate from time to time in its sole discretion. In addition, notwithstanding anything otherwise to the contrary herein, on February [_], 2028, all outstanding Incentive Units shall automatically be exchanged for a number of Common Units that is equal to the product of the number of Exchanged Incentive Units surrendered multiplied by the Incentive Unit Exchange Rate, which newly issued Common Units may be exchanged in an Exchange Transaction pursuant to and in accordance with Section 6.4(d).

(f) The General Partner may in its sole discretion at any time and from time to time, without the consent of any Partner or other Person, (i) cause to be Transferred in an Exchange Transaction any and all Common Units (including Common Units received in an Incentive Unit Exchange), except for Common Units held by any Person that is a Principal Stockholder Party at the time in question and/or in which a Person that is a Principal Stockholder Party at the time in question has an indirect interest as set forth in the books and records of the Partnership or Principal Stockholder Party or (ii) cause to be Transferred in an Incentive Unit Exchange any and all Incentive Units, except for Incentive Units held by any Person that is a Principal Stockholder Party at the time in question and/or in which a Person that is a Principal Stockholder Party at the time in question has an indirect interest as set forth in the books and records of the Partnership or Principal Stockholder Party. Any such determinations by the General Partner need not be uniform and may be made selectively among Partners, whether or not such Partners are similarly situated. In addition, the General Partner may, with the consent of each Principal Stockholder Party and the consent of Partners holding at least 66 2/3% of the outstanding Common Units, require all Partners to Transfer in an Exchange Transaction all Common Units held by them; provided that the prior written consent of each Principal Stockholder Party affected by any such proposed Transfer will be required.

(g) Any purported Transfer of Units other than in accordance with this Agreement shall be null and void, and the Partnership shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Units pursuant to any such Transfer.

Section 6.5. Encumbrances. Except as otherwise provided herein, no Limited Partner or assignee of a Unit may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

Section 6.6. Further Restrictions. Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the date of this Agreement or are created thereafter, with the written consent of the holder of such Units. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

ARTICLE VII

REPORTS TO PARTNERS; TAX MATTERS

Section 7.1. Books of Account.

(a) Appropriate books of account shall be kept by the Partnership, in accordance with generally accepted accounting principles in the United States or International Financial Reporting Standards (at the discretion of the General Partner), at the principal place of business of the Partnership, and the Blackstone Limited Partner, the Founder Limited Partner and the General Partner shall have access to all books, records and accounts of the Partnership and the right to make copies thereof for any purpose reasonably related to such Partner’s interest as a partner of the Partnership and necessary or essential to such purpose, in each case, under such conditions and restrictions as the General Partner may reasonably prescribe.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Limited Partner. With respect to any schedules, annexes or exhibits to this Agreement, each Partner (other than the General Partner) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Limited Partner and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Limited Partner (other than the General Partner).

Section 7.2. Fiscal Year. The fiscal year of the Partnership shall end on December 31 of each calendar year unless otherwise determined by the General Partner in accordance with Section 706 of the Code.

Section 7.3. Certain Tax Matters. Except as otherwise set forth in the Founder Agreement and subject to the limitations set forth in this Agreement, including Section 4.1 and Section 9.5:

(a) The General Partner shall cause WVL (and/or its (or its Subsidiaries’) employees and/or agents) to prepare all federal, state and local tax returns of the Partnership for each year for which such returns are required to be filed and shall cause such returns to be timely filed, and shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Partnership will deliver to each Partner who was or is a Partner during the applicable tax period, the following information: (i) on or prior to each March 1, April 15, July 15 and October 15, estimates of net taxable income for the taxable period in which such dates occur, with an updated estimate to be delivered by January 31 of the following year (which, in each case, shall include the separate allocation of effectively connected income, unrelated business taxable income, and all other separately stated items), and (ii) within 40 days after the entity’s year-end, a final Schedule K-1 for such taxable year, along with copies of all other federal, state and local income tax returns or reports filed by the entity for such year as may be required as a result of the operations of the entity (which, in each case, shall include the separate allocation of effectively connected income, unrelated business taxable income, and all other separately stated items), a schedule of book-tax differences for the immediately preceding tax year and such other tax information as shall be reasonably necessary for the preparation by the Partners of their federal, state and local income tax returns and other tax information reporting. The Partnership shall bear the cost of preparing and filing its tax returns, but shall not bear any additional costs related primarily to any specified Partner. Subject to the provisions of this Agreement, including Section 4.1 and Section 9.5, the General Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws and may make all other tax decisions and determinations relating to U.S. federal, state or local tax matters of the Partnership, in each case at the expense of the Partnership. Each Partner agrees not to, except as otherwise required by applicable law or regulatory requirements, (i) treat, on such Partner’s individual income tax returns, any item of income, gain, loss, deduction or credit relating to such Partner’s interest in the Partnership in a manner inconsistent with the treatment of such item by the Partnership as reflected on the Form K-1 or other information statement furnished by the Partnership to such Partner for use in preparing such Partner’s income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. In respect of an income tax audit of any tax return of the Partnership, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Partnership, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Partnership Representative shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and all Partners except to the extent a Partner shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Partnership Representative or Designated Individual in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Partnership and (C) no Partner shall have the right to (1) participate in the audit of any Partnership tax return, or (2) participate in any administrative or judicial proceedings conducted by the Partnership or the Partnership Representative arising out of or in connection with any such audit.

(b) The Partnership intends to be classified and treated as a partnership for United States federal tax purposes. In connection therewith, the Partners hereby consent to the making of any elections pursuant to Treasury Regulations Section 301.7701-3 consistent with such treatment and agree not to revoke such elections except as permitted by the terms of this Agreement.

(c) The General Partner shall cause the Partnership to appoint a “partnership representative” within the meaning of Section 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015) (the “Partnership Representative”) and a “designated individual” within the meaning of Treasury Regulation Section 301.6223-1(b) (the “Designated Individual”); provided that as a condition to appointment of any person as the Partnership Representative or Designated Individual, such person agrees to be bound by the limitations described in this Agreement, including Section 4.1 and Section 9.5. The Partnership Representative shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6231 of the Code (as amended by the Bipartisan Budget Act of 2015) with respect to the Partnership. For the avoidance of doubt, the provisions relating to liability and indemnification of Partners set forth in Article VIII of this Agreement shall be fully applicable to the Partnership Representative and the Designated Individual, each in its capacity as such.

(d) If the Partnership pays an imputed underpayment pursuant to Code Section 6225 (as amended by the Bipartisan Budget Act of 2015) or any similar provision of state, local or non-U.S. law, to the extent possible, the portion thereof attributable to a Partner shall be treated as a withholding tax with respect to such Partner under Section 5.4(e). To the extent that such portion of an imputed underpayment cannot be withheld from a current distribution, the applicable Partner (or former Partner) shall be liable to the Partnership for the amount that cannot be so offset. Pursuant to the terms of Section 7.3(a), the Partnership may elect the “alternative procedure” set forth in Code Section 6226 (as amended by the Bipartisan Budget Act of 2015) instead of paying an imputed underpayment.

(e) The General Partner shall cause the Partnership to have in effect (and to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes) an election, pursuant to Section 754 of the Code, to adjust the tax basis of partnership properties, for the taxable year that includes the date of the IPO and for each taxable year in which an Exchange Transaction occurs.

ARTICLE VIII

LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE

Section 8.1. Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Partnership and its Subsidiaries, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership and its Subsidiaries, and no Covered Person shall be obligated personally for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Partnership and its Subsidiaries solely by reason of being a Covered Person.

Section 8.2. Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Partnership or to any Partner for any loss or liability arising out of any act or omission on behalf of the Partnership taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct. To the fullest extent permitted by law, no Covered Person shall be required to consider the interests of, or have any duty stated or implied by law or equity (including any fiduciary duty) to any other Covered Person by virtue of owning any interest in the Partnership or being the General Partner or a Limited Partner, except for such contractual duties as are expressly set forth herein (the only duties being limited solely to performing those contractual duties expressly set forth herein, in such manner and under such standards as expressly set forth herein). Furthermore, each of the Partners and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law and, in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Partnership are only as expressly set forth in this Agreement. Notwithstanding the foregoing, (i) the foregoing shall not release any Covered Person who is an employee of the Partnership or its Subsidiaries from any obligation or duties that such Covered Person may have in his or her capacity as an employee of the Partnership or its Subsidiaries or pursuant to any other agreement that such Covered Person may have with the Partnership and the Subsidiaries and (ii) the foregoing shall not eliminate the obligation of each such Person to act in compliance with the express terms of this Agreement and in accordance with the implied contractual covenant of good faith and fair dealing imposed under Delaware law. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Partnership or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any other Covered Person for such Covered Person’s good faith reliance on the provisions of this Agreement. Except as otherwise provided, whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

Section 8.3. Exculpation. To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Partnership, its Subsidiaries or any Partner for any Claims and Expenses arising out of any act or omission of such Covered Person on behalf of the Partnership or its Subsidiaries to the extent that such act or omission did not constitute Disabling Conduct. A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership or its Subsidiaries and upon such information, opinions, reports or statements presented to the Partnership or its Subsidiaries by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership or its Subsidiaries, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

Section 8.4. Indemnification. To the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Partnership), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in any way related to or arising out of this Agreement, the Partnership or the management or administration of the Partnership or in connection with the business or affairs of the Partnership or the activities of such Covered Person on behalf of the Partnership; provided, that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct or, with respect to any Partner or its Affiliates, against any Claims and Expenses that are directly brought against such Partner by the Partnership or its Subsidiaries.

Section 8.5. Advancement of Expenses. To the fullest extent permitted by applicable law, the Partnership shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding (other than a direct claim, demand, action, suit or proceeding brought by the Partnership against any Other Partner, including for material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Partnership or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 8.4.

Section 8.6. Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Partnership, give written notice to the General Partner of the commencement of such proceeding, provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Partnership of its obligations under Section 8.4 and Section 8.5, except to the extent that the Partnership is prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Partnership), after the Partnership has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Partnership will be entitled to assume the defense of such proceeding; provided, that (i) the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense and (ii) if the Covered Person shall give notice to the Partnership that in its good faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the Covered Person shall have the right to control (at its own expense and with counsel reasonably satisfactory to the Partnership) the defense of such specific claims with respect to the Covered Person (but not with respect to the Partnership or any other Partner); and provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Partnership to pay any amounts under Section 8.4 without the prior written consent of the Partnership, such consent not to be unreasonably withheld. After notice from the Partnership to such Covered Person acknowledging the Partnership’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Partnership will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Partnership will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.

Section 8.7. Insurance. The Partnership may, or may cause an Affiliate to, purchase and maintain directors and officers insurance, at its expense, for the benefit of the General Partner and officers of the Partnership, providing coverage in such scope and subject to such limits as the General Partner determines, in its discretion, is appropriate.

Section 8.8. Indemnitor of First Resort. Without limiting the foregoing, the Partnership and each Partner hereby acknowledges that one or more of the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by an Affiliated Institution. The Partnership and each Partner hereby agrees that, with respect to any such Covered Persons, the Partnership (i) is, relative to each Affiliated Institution, the indemnitor of first resort (i.e., its obligations to the applicable Covered Person under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (ii) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights any Covered Person may have against his or her Affiliated Institution, and (iii) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect thereof. The Partnership further agrees that no advancement or payment by an Affiliated Institution on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Partnership shall affect the foregoing and any such Affiliated Institution shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Covered Person against the Partnership. The Partnership and each Partner agree that each Affiliated Institution is an express third party beneficiary of the terms of this Section 8.8.

Section 8.9. No Appraisal; Release. Each of the Partners hereby (i) acknowledges and agrees that, as of the date hereof, and as modified after the date hereof to reflect Transfers or issuances in accordance with the terms of this Agreement, including Section 4.1 and Section 9.5, the number of Units recorded in the Unit Register as being held by such Partner are all of the Units that such Partner is entitled to pursuant to any Investor Unit Subscription Agreement, Incentive Unit Award Agreement or otherwise, (ii) waives any appraisal rights that such Partner may have under the Act with respect to any transaction involving the Partnership or any of its Subsidiaries that is approved by the General Partner or the Blackstone Limited Partner, (iii) agrees not to demand or exercise appraisal or dissenters rights under any applicable law with respect to such transaction in the event that appraisal rights are available with respect to such transaction and (iv) acknowledges and agrees that, upon the receipt and acceptance of any distribution made to such Partner pursuant to, and in accordance with, Section 5.5, such Partner shall release the Partnership, its Subsidiaries and any Covered Persons from any claim, demands, actions, proceedings, damages, losses or liabilities of any kind whatsoever that such Partner may have or may have had under this Agreement arising out of or attributable to the distribution (including the accuracy or sufficiency thereof) to such Partner.

Section 8.10. Non-Exclusivity of Rights. The provisions of this Article VIII shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article VIII shall be deemed to be a contract between the Partnership and each Person entitled to indemnification under this Article VIII (or legal representative thereof) who serves in such capacity at any time while this Article VIII and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article VIII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification and advancement provided in this Article VIII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any Person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of and advancement to any person whom the Partnership is obligated to indemnify or advance expenses pursuant to Section 8.4 and Section 8.5 shall be made to the fullest extent permitted by law.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement or any mandatory provision of the Act, the applicable provision of the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Section 9.2. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs and personal representatives; provided that no Person claiming by, through or under a Partner (whether such Partner’s heir, personal representative or otherwise), as distinct from such Partner itself, shall have any rights as, or in respect to, a Partner (including the right to approve or vote on any matter or to notice thereof).

Section 9.3. Confidentiality. By executing this Agreement, each Partner expressly agrees, at all times such Partner is a Partner and (I) with respect to any Blackstone Limited Partner and Founder Limited Partner (and their respective Permitted Transferees), for a period of two (2) years thereafter and (II) with respect to all other Partners of the Partnership, during the term of the Partnership and thereafter whether or not at the time a Partner of the Partnership, to maintain the confidentiality of, and not to disclose to any Person other than the Partnership, another Partner, a Person designated by the Partnership or any of their respective partners, officers, directors, managers, members, employees, financial planners, accountants, attorneys or other advisors or representatives, any information relating to the business, financial results or clients of the Partnership or any of its Subsidiaries that is not generally known to the public, except in each case (a) as otherwise required by law or judicial or administrative process or by any regulatory or self-regulatory organization having jurisdiction, (b) in connection with any litigation proceedings for the enforcement by such Partner of its rights under this Agreement and (c) in the case of any Partner who is employed by any entity controlled by the Partnership in the ordinary course of his duties; provided that, notwithstanding the foregoing, (x) the Partnership and the Partners agree that (x) the Blackstone Limited Partner and any of their respective Subsequent Transferees may disclose any such information (i) as part of such Sponsor’s, its Subsequent Transferee’s or any of their respective Affiliates’ ordinary course of business, including normal reporting, rating or review procedures (including normal credit rating and pricing process) or in connection with such Sponsor’s, its Subsequent Transferee’s or any of their respective Affiliates’ normal fund raising, marketing, informational or reporting activities at a customary level of detail and (ii) to any prospective transferee of any such Sponsor or Subsequent Transferee permitted pursuant to the terms of this Agreement as long as such prospective transferee agrees to be bound by a confidentiality agreement or similar written obligation for the benefit of the Partnership, (Y) the Founder Limited Partner and any of its Subsequent Transferees may disclose any such information to any prospective transferee of the Founder Limited Partner or Subsequent Transferee permitted pursuant to the terms of this Agreement as long as such prospective transferee agrees to be bound by a confidentiality agreement or similar written obligation for the benefit of the Partnership and (z) nothing herein shall restrict disclosing (1) any such information that is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by a breach of this Agreement, (2) any information obtained by a Partner on a non-confidential basis from a third party not acting on behalf of a Partner, the Partnership or any Subsidiary of the Partnership, and of which such Person has no reason to believe is violating any obligation of confidentiality to the foregoing, (3) any information that is independently developed by or for such Partner without the use of any Confidential Information or (4) any such information to a Partner’s representatives who have a need to know such information for tax or financial reporting reasons and are informed of their obligation to hold such information confidential to the same extent as is applicable hereunder (provided, that such Partner shall be responsible for the breach of any of the terms of this Section 9.3 by such Persons as if they were such Partner).

Section 9.4. Investment Representations of Limited Partners. Each Limited Partner hereby represents and warrants to and acknowledges with the Partnership that: (i) such Limited Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto; (ii) such Limited Partner is able to bear the economic and financial risk of an investment in the Partnership for an indefinite period of time; (iii) such Limited Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) the interests in the Partnership have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws (or there is an exemption therefrom) and the provisions of this Agreement have been complied with; (v) the execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner and do not require such Limited Partner to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Limited Partner or other governing documents or any agreement or instrument to which such Limited Partner is a party or by which such Limited Partner is bound; and (vi) this Agreement is valid, binding and enforceable against such Limited Partner in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 9.5. Amendments(a) . Subject to Section 4.1 and Schedule B, the General Partner may, in its sole discretion and to the fullest extent allowable under Delaware law, amend, modify or waive any provision of this Agreement without the consent or approval of the other Partners, including such amendments, supplements, modifications and waivers to (i) admit Substitute Partners and Additional Partners in accordance with this Agreement, (ii) create, authorize and issue Additional Securities in accordance with Section 2.9(c) of this Agreement or Unit combinations or subdivisions pursuant to Section 2.9 hereof, (iii) update the Unit Register in accordance with this Agreement, (iv) change the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership, (v) address changes in U.S. federal income tax regulations, legislation or interpretation, (vi) change the fiscal year or taxable year of the Partnership and to implement any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership, and (vii) take any action necessary to give effect to clauses (i) through (iii), except that (A) any amendment, modification or waiver to any provision of this Agreement that has a materially adverse and disproportionate effect on the rights of one class of Units compared to the rights of another class of Units must be approved by the Partners holding a majority of the outstanding Units the rights of which are so adversely affected, (B) any amendment, modification or waiver of any provision of this Agreement (1) that has a materially adverse and disproportionate effect on the rights of the Founder Limited Partner compared to the rights of any other Limited Partner, (2) that adversely affects any of the Founder Limited Partner’s express rights or protections hereunder, including the Founder Limited Partner’s approval rights set forth in Section 4.1 and Schedule B, Transfer provisions, rights to and allocation of distributions (including Tax Distributions), (3) that amends or modifies the definition of Blackstone Anchor or Blackstone Initial Limited Partner, in each case, must be approved by the Founder Limited Partner, (C) any amendment, modification or waiver of any provision of this Agreement (1) that has a materially adverse and disproportionate effect on the rights of the Blackstone Limited Partner compared to the rights of any other Limited Partner, (2) that adversely affects any of the Blackstone Limited Partner’s express rights or protections hereunder, including Transfer provisions, rights to and allocation of distributions (including Tax Distributions) and (D) any amendment, modification or waiver of Section 5.2 with respect to a Partner shall require the consent of such Partner. For the avoidance of doubt, any issuance of any Additional Securities by the Partnership (whether of a new or existing class) in and of itself, including related amendments to this Agreement to implement such issuance (including Section 5.5), shall not be considered an amendment, modification or waiver that requires the approval of any Limited Partner contemplated by this Section 9.5. After such time as the Blackstone Limited Partners collectively own less than 10% of the Partnership, the General Partner shall promptly notify the Founder Limited Partner (and its Affiliates) prior to making any amendment, modification or waiver of any provision of this Agreement (or taking any other extraordinary action, not including ordinary course merger and acquisition activity) that would reasonably be expected to materially and adversely affect the value that the Founder Limited Partner (and its Affiliates) reasonably expects to realize pursuant to the Tax Receivable Agreement or that would reasonably be expected to trigger material gains for U.S. federal income tax purposes to the Founder Limited Partner (or its Affiliates) such that the Founder Limited Partner (and its Affiliates) have a reasonable amount of time to address such expected consequences and shall cooperate with the Founder Limited Partner in addressing such expected consequences. For all purposes of this Agreement, any consent, approval or waiver of any Person contemplated hereunder must be in writing.

Section 9.6. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail, or sent by reputable overnight courier service (charges prepaid) to the Partnership and the General Partner at the addresses set forth below and to any other recipient at the address indicated on the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder if (i) delivered personally, when delivered at the address specified in this Section 9.6, (ii) sent by electronic mail, on the first business day after when such electronic mail is sent to the e-mail address specified in this Section 9.6, or (iii) sent by reputable overnight courier service, one day after deposit with such service.

If to the Partnership:

Buzz Holdings L.P.

c/o Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

Attention: Laura Franco, Chief Legal and Compliance Officer

Email:    [email address]

If to the General Partner:

Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

Attention: Laura Franco, Chief Legal and Compliance Officer

Email:    [email address]

If to an Other Partner, to the address set forth on the Unit Register.

Section 9.7. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts (including counterparts transmitted electronically in portable document format (pdf)), all of which will be an original and together shall constitute a single instrument. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement.

Section 9.8. Power of Attorney. Each Limited Partner irrevocably appoints the General Partner as such Limited Partner’s true and lawful representative and attorney-in-fact, each acting alone (or through the designation to an Officer of the Partnership), in such Limited Partner’s name, place and stead, to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Partnership. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Partnership of any Limited Partner for any reason and shall survive and shall not be affected by the disability or incapacity of such Limited Partner. Notwithstanding the foregoing, the power of attorney rights granted to the General Partner pursuant to the terms of this Section 9.8 shall not apply to, be binding on, or be deemed to be granted by, the Founder Limited Partner, for so long as Founder (or her Permitted Transferees) Controls the Founder Limited Partner.

Section 9.9. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 9.10. EXCLUSIVE JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO AGREES THAT ANY DISPUTE BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OR OMISSIONS OF ANY PARTY HERETO RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN AND MUST BE BROUGHT IN THE DELAWARE COURT OF CHANCERY (OR, IF SUCH COURT DOES NOT POSSESS OR REFUSES TO ACCEPT JURISDICTION, ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR, IN THE CASE OF CLAIMS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND IN THE CASE OF APPEALS IN THE COURTS IN WHICH APPEALS FROM SUCH COURTS ARE TO BE HEARD)). EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS, AND WAIVES ANY OBJECTION THEY MAY HAVE CONCERNING THE VENUE OR CONVENIENCE OF SUCH FORUM. NOTWITHSTANDING THE FOREGOING, HOWEVER, ANY PARTY MAY COMMENCE ANY ACTION OR PROCEEDING TO ENFORCE ANY JUDGMENT OBTAINED AGAINST ANOTHER PARTY IN COMPLIANCE WITH THE FOREGOING PROVISIONS IN ANY APPROPRIATE JURISDICTION OR COURT.

Section 9.11. Entire Agreement; Third Party Beneficiaries. This Agreement, including the Schedules hereto, the Exchange Agreement and the other documents and agreements referred to herein or therein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. Other than as set forth in this Section 9.11, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Except for the applicable provisions of Article VIII which shall be enforceable by a Covered Person and/or an Affiliated Institution, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

Section 9.12. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 9.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Article VIII hereof); provided, however that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Article VIII and shall be entitled to enforce its rights thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

BUMBLE INC.

By:
Name:
Title:

[Signature page to Second Amended and Restated LP Agreement]

LIMITED PARTNERS:

BLACKSTONE BUZZ HOLDINGS L.P.

By:	BTO Holdings Manager – NQ L.L.C., its general partner

By:	Blackstone Tactical Opportunities Associates-NQ L.L.C., its managing member

By:	BTOA-NQ L.L.C., its sole member

By:
Name:
Title:

BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD L.P.

By:	Blackstone Tactical Opportunities Associates III L.P., its general partner

By:	BTO DE GP – NQ L.L.C., its general partner

By:
Name:
Title:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP – GROWTH ESC L.P.

By:	BXG Side-by-Side GP L.L.C., its general partner

By:
Name:
Title:

[Signature page to Second Amended and Restated LP Agreement]

BEEHIVE HOLDINGS III, LP,
By: Beehive Holdings Management III, LLC, its general partner

By:
Name:	Whitney Wolfe Herd
Title:	Sole Member

BEEHIVE HOLDINGS II, LP,
By: Beehive Holdings Management II, LLC, its general partner

By:
Name:	Whitney Wolfe Herd
Title:	Sole Member

[SIGNATURE BLOCKS TO COME]

[Signature page to Second Amended and Restated LP Agreement]

SCHEDULE A

A-1

SCHEDULE B

CERTAIN APPROVAL MATTERS

The Partnership shall not cause, consent to or permit the Partnership or any of its Subsidiaries to take, and the General Partner, the Partnership Representative and the Designative Individual each shall not cause, consent or permit the Partnership or its Subsidiaries, as applicable, to take any of the following actions without the prior approval required pursuant to Section 4.1:

1.

Any issuance or Transfer of any equity securities of any Subsidiary of the Partnership to the Blackstone Limited Partner or any of its Affiliates (other than to the Partnership or a Subsidiary of the Partnership and other than in connection with the consummation of a Change of Control if the Founder Limited Partner is similarly issued or transferred a proportionate amount and type of such equity securities so long as the rights and duties of the Founder Limited Partner with respect to its investment are, as applicable, substantially similar as those provided for in this Agreement);

2.

Any repurchase or redemption of any equity securities of the Partnership or its Subsidiaries, other than repurchases or redemptions (w) by the Partnership of Securities held by the General Partner that relate to corresponding repurchases or redemptions by the General Partner of Securities issued by the General Partner, including in connection with the IPO, (x) by the Partnership from any employee, officer, director, contractor or other supervisor, (y) by the Partnership if offered to the Founder Limited Partner on a pro rata basis or in the circumstances expressly provided in this Agreement or (z) by the Partnership or any wholly owned Subsidiary of the Partnership of equity securities of any wholly owned Subsidiary of the Partnership;

3.

Entering into, amending or modifying, or waiving any provision of, any agreement or transaction with or involving the Blackstone Limited Partner or any of its Affiliates, other than (i) ordinary course commercial agreements entered into by the Partnership or its Subsidiaries with Blackstone portfolio companies, or other Affiliates, including Blackstone Securities Partners L.P., on arms’ length terms, (ii) equity issuances by the Partnership for which Limited Partners are entitled to exercise preemptive rights, (iv) issuances by the Partnership of Securities to the General Partner that relate to corresponding issuances by the General Partner of securities of the General Partner, including in connection with the IPO, (v) entry into the Blackstone Limited Partner’s customary Support Services Agreement as contemplated by Section 3.7(d), (vi) customary agreements entered into in connection with the IPO, including this Agreement, the amended and restated certificate of incorporation of the General Partner, the amended and restated bylaws of the general partner, the Exchange Agreement, the tax receivable agreement to be entered into on or about the date hereof, the registration rights agreement to be entered into on or about the date hereof and the stockholders agreement to be entered into on or about the date hereof, or Change of Control,

B-1

subject to the other restrictions set forth herein (e.g., regarding equal treatment of Limited Partners), and (vii) customary transactions on arm’s length terms with any Affiliate of the Blackstone Limited Partner that is a broker-dealer, financial advisor, bona fide debt fund or an investment vehicle that is engaged in the underwriting, arranging, distributing making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or any advisory practice related thereto;

4.

Non-pro rata distributions by the Partnership, except for Tax Distributions, and noncash distributions, other than any non-pro rata distribution to effect the combination, subdivision and/or reclassification of outstanding Units pursuant to Section 2.9(g) of this Agreement, provided that each Common Limited Partner and each Incentive Limited Partner shall be treated similarly on a pro rata basis;

5.

With respect to any tax matter, taking any action that would reasonably be expected to have a materially adverse and disproportionate effect on the Founder Limited Partner relative to any other Limited Partner;

6.

The conversion or exchange of the Founder Limited Partner’s Common Units, whether by merger, consolidation, sale of assets, sale or exchange of equity securities or otherwise, into or for equity securities of any other Person, other than (i) pursuant to a Change of Control or (ii) in any other transaction so long as the rights and duties of the Founder Limited Partner with respect to its investment are, as applicable, substantially the same as those provided for in this Agreement; or

7.	Entering into any agreement or commitment to do any of the foregoing.

B-2